--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                                   -----------

                           COVANTA ENERGY CORPORATION
                                (Name of Issuer)

                                   -----------

Common Stock, $0.50 par value per share                       22281N103
    (Title of class of securities)                         (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 Not Applicable
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 pages)


--------------------------------------------------------------------------------


NY2:\1145797\02\_k3p02!.DOC\56392.0003

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 2 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,400,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,400,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,400,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    ------------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 3 of 12 Pages
    ----------------------------------------------------                    ------------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  200,000
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             200,000
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                200,000
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.4%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    --------------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 4 of 12 Pages
    ----------------------------------------------------                    --------------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    --------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               1,400,000
           OWNED BY
                                ----------------    --------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    --------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          1,400,000

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                1,400,000
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 5 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                200,000
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           200,000

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 200,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.4%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 6 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  OO
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 2,855,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            2,855,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                2,855,000
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      5.7%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              CO
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 7 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  947,900
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             947,900
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 947,900
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      1.9%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 8 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                947,900
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           947,900

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 947,900
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       1.9%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 9 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  380,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               5,402,900
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             380,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          5,402,900

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                5,782,900
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     11.6%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 22281N103                                         13D                  Page 10 of 12 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               5,402,900
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          5,402,900

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                5,402,900
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     10.8%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

                  This Amendment No. 4 ("Amendment No. 4") amends the Statement on Schedule 13D, filed on October 18, 1999, as amended by Amendment No. 1 filed on May 26, 2000, Amendment No. 2 filed on March 13, 2001 and Amendment No. 3, filed on March 5, 2002 (the "Schedule 13D"), by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein")(collectively, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 4.           PURPOSE OF THE TRANSACTION

                  On April 12, 2002, Greenway sent to Carolyn S. Schwartz of the office of the United States Trustee, a letter seeking the formation of an Equity Committee in the Company's bankruptcy case.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   April 18, 2002




GREENHOUSE PARTNERS, L.P.              GREENWAY PARTNERS, L.P.

                                       By:    Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                     general partner
   ----------------------
     Gary K. Duberstein, general
     partner                                  By:/s/ Gary K. Duberstein
                                                 ----------------------
                                                  Gary K. Duberstein, general
                                                  partner

GREENHUT, L.L.C.                       GREENTREE PARTNERS, L.P.

                                       By:    Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                     partner
   ----------------------
     Gary K. Duberstein, Member
                                              By:/s/ Gary K. Duberstein
                                                 ----------------------
                                                 Gary K. Duberstein, Member

GREENHUT OVERSEAS, L.L.C.              GREENSEA OFFSHORE, L.P.

                                       By:    Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                     investment general partner
   ----------------------
     Gary K. Duberstein, Member
                                                By:/s/ Gary K. Duberstein
                                                   ----------------------
                                                    Gary K. Duberstein, Member

                                       GREENBELT CORP.


                                       By:/s/ Alfred D. Kingsley
                                          ----------------------
                                            Alfred D. Kingsley, President

                                       /s/ Alfred D. Kingsley
                                       ----------------------
                                       Alfred D. Kingsley

                                       /s/ Gary K. Duberstein
                                       ----------------------
                                       Gary K. Duberstein